BEAR STEARNS Merrill Lynch

Confidential Presentation to

The Dolan Family

Regarding Cablevision Alternatives

January 24, 2007

Table of Contents

Overview

The following pages analyze selected alternatives for both the Family and the Company in light of the Special Transaction Committee's rejection of the Family's $30 "going private" proposal

	Alternatives	Issues
Sponsored LBO	■ Bring in financial sponsor on top of preferred ■ Potentially transfer MSG to Family ■ Maintain Family control of cable and programming businesses	■ Structure ■ Family ownership/control/dilution ■ MSG valuation ■ Credit stats/liquidity ■ Tax
Return of Capital	■ Pursue significant dividend/share repurchase ■ Fund via incremental debt and/or potentially sell Rainbow	■ Credit stats/liquidity ■ Dividend vs. share buyback ■ Timing/price of buyback (tender vs. open market repurchase) ■ Tax
Strategic Sale	■ Sell entire Company except MSG ■ MSG transferred to Family ■ Could also spin-off MSG to all shareholders	■ Structure ■ MSG valuation ■ Tax

Impact to Family of Various Alternatives

	Family Liquidity	Continued Equity Participation	MSG Ownership	Leverage
Sponsored LBO (MSG Transfer)	Potentially Receive Cash from Sponsor Investment	Yes, 51%+	100% Family	High
Sponsored LBO (No MSG Transfer)	Potentially Receive Cash from Sponsor Investment	Yes, 51%+	Pro Rata with Sponsor	High
Return of Capital (Sale of Rainbow)	Cash Dividend – Yes Buyback – Yes, if Participate	Yes, 20%+	Pro Rata with Public	Dependent on Size of Buyback/Dividend
Return of Capital (No Sale of Rainbow)	Cash Dividend – Yes Buyback – Yes, if Participate	Yes, 20%+	Pro Rata with Public	Higher Than With Sale of Rainbow
Strategic Sale (MSG Transfer)	Receive Cash/Monetize Acquiror Stock	Via Unmonetized Acquiror Stock	100% Family	NA
Strategic Sale (MSG Spin)	Receive Cash/Monetize Acquiror Stock (Higher than with MSG Transfer to Family)	Via Unmonetized Acquiror Stock and 20%+ in MSG Public Equity	Pro Rata with Public	NA

Sponsored LBO

- Partner with financial sponsor to take Company private; can potentially be structured to transfer MSG to Family
- Level of leverage / sponsor contribution can be adjusted to provide Company with financial flexibility and Family with liquidity depending on desired ownership percentage

Illustrative Sponsored LBO @ $33 Purchase Price **($ in millions)**

		MSG Not Transferred	MSG EV Transferred to Family $1,000	MSG EV Transferred to Family $1,500
PrivateCo Equity Value (Debt/Preferred to $30)	Total Company Equity Value	$9,699	$9,699	$9,699
	Less: MSG Net Equity Value[1]	–	(200)	(700)
	Less: Debt/Preferred Financing	(7,100)	(7,100)	(7,100)
	PrivateCo Equity Value	**$2,599**	**$2,399**	**$1,899**
Required Sponsor Equity (Assuming Full Rollover)	Value of Family CVC Stake[2]	$1,878	$1,878	$1,878
	Less: Transferred MSG Net Equity Value	–	(200)	(700)
	Rolled Family Equity Value in PrivateCo	**$1,878**	**$1,678**	**$1,178**
	Implied Family Ownership %	72.3%	69.9%	62.0%
	Required Sponsor Equity Contribution	$721	$721	$721
Required Sponsor Equity (51.0% Family Stake)	Potential Cash Dividend/(Contribution)	$552	$454	$209
	Required Sponsor Equity Contribution	1,274	1,176	931

(1) Assumes $800 million of leverage on MSG.
(2) Assumes current fully diluted shares of 293.9 million (Family shares of 56.9 million and non-Family shares of 237.0 million).

Return of Capital

- Company remains public and pays a special cash dividend or pursues stock buyback via open market repurchase or tender offer
- Funded with incremental debt, although combining with the sale of Rainbow could increase amount of capital returned to shareholders and/or mitigate additional leverage

($ in millions, except per share amounts)

Return of Capital		Family Proceeds[1]	Family % After Buyback (Assumed Price = $30.66)		Telecom Debt / EBITDA					
					No Sale of Rainbow			Sale of Rainbow[2]		
Per Share	Total	Dividend/Pro Rata Buyback	Pro Rata Particip	No Particip	Q4'06 PF	Q2'07 PF	2011	Q4'06 PF	Q2'07 PF	2011
$5	$1,468	$285	19.5%	23.2%	7.0x	6.2x	3.2x	5.4x	4.8x	2.3x
10	2,937	569	19.5	28.8	7.9	7.0	3.9	6.3	5.6	2.9
15	4,405	854	19.5	37.9	8.8	7.8	4.7	7.2	6.4	3.6
20	5,873	1,138	19.5	55.7	9.7	8.6	5.5	8.1	7.2	4.3
				Status Quo:	6.1x	5.4x	2.6x			

Note: Assumes current fully diluted shares of 293.7 million (Family shares of 56.9 million and non-Family shares of 236.7 million). Share count subject to further understanding of treatment of equity awards.
(1) Family will only receive proceeds if dividend is paid or they participate on a pro rata basis in any stock buyback. Excludes impact of any equity awards to Family.
(2) Based on $4 billion value of RNS and RSNs. Assumes NOL is used to offset gains from sale (subject to tax basis).

Strategic Sale

- Sell Company; lever MSG and transfer to Family
- Alternatively, MSG could be spun-off to shareholders thereby increasing the Family's liquidity
  - The Family would continue to own its pro rata portion of the publicly traded vehicle

Telecom and RMG Equity Value/Share[(1)]

		Cable Per Sub Value		
		$5,000	$5,500	$6,000
RMG	$3,500	$28	$33	$38
EV	4,000	29	34	40
	4,500	31	36	41

Total Company Equity Value/Share[(2)]

		Telecom/RMG Equity Value per Share		
		$28	$34	$41
MSG	$1,000 ($4)	$32	$39	$45
EV	1,500 ($6)	33	40	47
	2,000 ($7)	35	42	49

Family Equity Value[(3)]

		Telecom/RMG Equity Value per Share		
		$28	$34	$41
MSG	$1,000 ($4)	$1,799	$2,193	$2,586
EV	1,500 ($6)	1,894	2,228	2,681
	2,000 ($7)	1,990	2,383	2,776

Family Liquidity ($800M Leverage on MSG)

		Telecom/RMG Equity Value per Share		
		$28	$34	$41
MSG	$1,000 ($4)	$1,599	$1,993	$2,386
EV	1,500 ($6)	1,194	1,588	1,981
	2,000 ($7)	790	1,183	1,576

Note: RMG includes RNS, fuse and RSNs.
(1) Based on Telecom net debt of $10.1 billion and Rainbow net debt of $1.3 billion at 12/31/06. Assumes $500 million value for Lightpath. Excludes any breakage costs associated with existing debt.
(2) Based on MSG net cash of $212 million as of 12/31/06.
(3) Based on 56.9 million Family shares.